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                                                                    EXHIBIT 4.38

                                OPTION AGREEMENT

THIS OPTION AGREEMENT (this "Agreement") is entered into by and among the following parties (the "Parties") in Beijing, People's Republic of China ("PRC") on November 21, 2005.

PARTY A:              KONGZHONG INFORMATION TECHNOLOGIES (BEIJING) CO., LTD.
Address:              Tengda Plaze, No.168 Xiwai Street, Haidian District,
                      Beijing
Legal Representative: Zhou Yunfan

PARTY B:              LI YANG
Address:              No. 23 Guang Ning Bo Avenue, Xicheng District, Beijing

PARTY C:              WU XUELEI
Address:

PARTY D:              WUHAN CHENGXITONG INFORMATION & TECHNOLOGY CO. LTD.
Address:
Legal Representative: Wang Guijun

WHEREAS

1.   Party A is a wholly foreign-owned enterprise registered in the PRC.

2. Party D is a limited liability company registered in the PRC and licensed by relevant government authorities to hold a Telecommunications Value-added Service Operation Permit, which qualifies it to engage in telecommunications value-added service. Party B and Party C are shareholders of Party D.

Party B and Party C (the "Authorizing Party" or the "Shareholders of Party D") are the shareholders of Party D and own 90% and 10% equity interest in Party D respectively. Party B and Party C have signed Share Transfer Agreements with the original shareholders of Party D who transferred their respective equity interest in Party D on 17 February 2005. The amount for the transfer of equity interest was paid by Party A.


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THE PARTIES THEREFORE AGREE AS FOLLOWS:

1.   GRANT OF THE OPTION

1.1  Grant

     The Authorizing Party hereby grant to Party A an option to purchase all their respective equity interests in Party D at the lower price between the lowest price permitted by PRC laws or the audited net asset value of Party D once or several times by Party A or its designated third party.

1.2  Term

     This Agreement shall take effect as of the date of execution by the parties hereto and shall remain in full force and effect until all of the equity interests held by the Shareholders of Party D in Party D have been purchased by Party A with the permission of PRC laws.

2.   EXERCISE OF THE OPTION AND ITS CLOSING

2.1  Timing of Exercise

     2.1.1 The Authorizing Party agree unanimously that with the permission of PRC laws and regulations, Party A may exercise part or full option anytime during the term of this Agreement.

     2.1.2 The Authorizing Party agree unanimously that there is no limitation on the times for Party A to exercise its option, unless Party A has purchased all of the equity interests in Party D.

     2.1.3 The Authorizing Party agree unanimously that Party A may designate in its sole discretion any third party to exercise the options on its behalf, in which case Party A shall provide a prior written notice to the Authorizing Party.

2.2  Presentation of the amount for the options


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     The Authorizing Party agree unanimously that Party A will present all the amount by exercising the options by Party A or its designated third party to Party D free of charge.

2.3  Transfer

     The Authorizing Party agree unanimously that the options of Party A under this Agreement may be transferred to a third party, which shall be deemed as a party to this Agreement and is entitled to exercise the options under terms of this Agreement, to enjoy the rights assume the obligations of Party A under this Agreement.

2.4  Notice Requirement

     To exercise an Option, Party A shall send an written notice to the Authorizing Party of such Option is to be exercised 10 days prior to each closing date (as defined below), specifying the following:

     2.4.1 The date of the effective closing of such purchase (a "Closing Date"), that is, the date when formally filing an application for registration of equity interests change with the commercial and industrial administrative authorities;

     2.4.2 the name of the person in which the Equity Interests shall be registered;

     2.4.3 the amount of Equity Interests to be purchased from such Authorizing Party;

     2.4.4 means of payment; and

     2.4.5 a power of attorney. (applicable if a third party has been designated to exercise the Option)

     The Authorizing Party agree unanimously that Party A is entitled to exercise the Options and elect to register the Equity Interests in the name of a third party as it may designates from time to time. The Authorizing Party agree that as long as Party A or its designated third Party forward the request to exercise the options, the Authorizing Party shall execute the equity


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     interests transfer agreement and other relevant documents in accordance with the notice and this Agreement within 10 work days upon receipt such notice.

2.5  Closing

     On each Closing Date, Party A shall pay to the relevant Authorizing Party the applicable purchase price for the Equity Interests to be purchased on such Closing Date as provided in Article 1 above. Party A and the Authorizing Party shall provide necessary assistance to Party D with respect to the processing the registration for change of equity interests with the commercial and industrial administrative authorities.

3.   REPRESENTATIONS AND WARRANTIES

3.1  The Authorizing Party hereby present and warrant as follows:

     3.1.1 They have the full power and authority to enter into and perform this Agreement.

     3.1.2 The fulfilling of the obligations hereunder does not violate any applicable laws, regulations and contracts, or require any government authorization or approval.

     3.1.3 There is no lawsuit, arbitration or other legal or administrative procedures pending which, based on its knowledge, will possibly have material and adverse affects on the performance of this Agreement.

     3.1.4 The Authorizing Party will not set pledge, debt or other third party rights on the equity interests in Party D and will not dispose the same to any third party by transferring, presenting, pledging or any other means.

     3.1.5 There is no any pledge, debt or other third party right on the equity interests in Party D held by the Authorizing Party.

     3.1.6 The options granted to Party A are exclusive, and the Authorizing Party shall not grant options or similar right to other parties in any ways.


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3.2  Undertaking

     Considering that Party A or its designated third party will present all the amounts gained from exercising the options to Party D, Party D hereby undertakes to Party A that it will bear all costs arising from executing each Assignment, process all formalities needed for Party A or its designated third party to be the shareholders of Party D, the Ancillary Documents and any other relevant documents required therefore, and will complete all such formalities as are necessary to make Party A or its designated party a full and proper shareholder of Party D. Such formalities include, but are not limited to, assisting Party A with the obtaining of necessary approvals of the equity transfer from relevant government authorities (if any), the submission of the Assignment to the relevant administrative department of industry and commerce for the purpose of amending the Articles of Association, changing the list of shareholders and undertaking any other changes.

4.   TAXES

     All taxes arising from the performance of this Agreement will be paid by Party D.

5.   BREACH OF AGREEMENT

5.1 Unless otherwise provided by this Agreement, a party is deemed as in breach of this Agreement if it fails to fully perform or suspends performing its obligations under this Agreement, and does not correct its wrongdoings within 30 days upon receipt of the notice by the other party, or its representations and warranties are unreal.

5.2 If one party violates this Agreement of its representations and warranties in this Agreement, the abiding party may notify the default party in writing requesting it to correct its wrongdoings within 10 days of receiving the notice, take corresponding measures to effectively and timely avoid the damages and to resume performing this Agreement. If there are damages, the default party shall compensate the abiding party, causing the abiding party to obtain all receivable rights and interests from the performance of the Agreement.

5.3 If either party breaches this Agreement, which causes the other party to bear any expenses, liabilities or suffer any losses (including not limited to the profit losses of the company), the


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     default party shall compensate the abiding party with respect to such expenses, liabilities or losses (including but not limited to the interests lost or paid due to the breach and attorney fees). The amount of the compensation shall equal the losses due to the breach. The compensation includes the receivable interests by the abiding party from performance of this Agreement, but shall not exceed reasonable expectations of the Parties.

5.4 In case all Parties breach this Agreement, the amounts of compensation shall be determined in accordance with the severity of their respective breaches.

6.   GOVERNING LAW AND DISPUTE SETTLEMENT

6.1  Governing Laws

     This Agreement shall be governed by the laws of the PRC, including but not limited to the execution, performance, effect and interpretation of this Agreement.

6.2  Friendly Consultation

     The Parties shall settle the dispute regarding the interpretation or performance of this Agreement through friendly consultation or mediation by a third party. Any dispute that failing such consultation or mediation shall be submitted to the arbitration authority for arbitration within 30 days after the commencement of such discussions.

6.3  Arbitration

     Any dispute in connection with this Agreement shall submitted to China International Trade Arbitration Committee for arbitration in accordance with its arbitration rules. The arbitration award shall be final and binding on all Parties to this Agreement.

7.   CONFIDENTIALITY

7.1  Confidential Information

     The contents of this Agreement and the Annexes hereof shall be kept confidential. No Party


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     shall disclose any such information to any third party (except for the part agreed upon by the Parties with a prior written agreement). Each Party's obligations under this clause shall survive after the termination of this Agreement.

7.2  Exceptions

     If a disclosure is explicitly required by law, any courts, arbitration tribunals, or administrative authorities, such a disclosure by any Party shall not be deemed a violation of Article 7.1 above.

8.   MISCELLANEOUS

8.1  Entire agreement

     This Agreement constitutes the entire agreement and understanding among the Parties in respect of the subject matter hereof and supersedes all prior discussions, negotiations and agreements among them. This Agreement shall only be amended by a written instrument signed by all the Parties. The Annexes attached hereto shall constitute an integral part of this Agreement and shall have the same legal effect as this Agreement.

8.2  Notices

     Any notices or other correspondences among the Parties in connection with the Performance of this Agreement shall be in writing and be delivered in person, by registered mail, prepaid mail, recognized express mail or facsimile to the following correspondence addresses:

     PARTY A:   KONG ZHONG XIN TONG INFORMATION TECHNOLOGY LIMITED (BEIJING)

     Address:   Tengda Plaze, No.168 Xiwai Street, Haidian District, Beijing
     Fax:       ________________
     Tele:      ________________
     Addressee: Zhou Yunfang

     PARTY B:   LI YANG
     Address:   ________________
     Fax:       ________________


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     Tele:      ________________
     Addressee: ________________

     PARTY C:   WU XUELEI

     Address:   ________________
     Fax:       ________________
     Tele:      ________________

     PARTY D:   WUHAN CHENGXITONG INFORMATION & TECHNOLOGY CO. LTD.

     Address:   ________________
     Fax:       ________________
     Tele:      ________________

     Addressee: Wang Guijun

     8.2.1 Notices and correspondences shall be deemed to have been effectively delivered:

          8.2.2.1 at the exact time displayed in the corresponding transmission record, if delivered by facsimile, unless such facsimile is sent after 5:00 pm or on a non-business day in the place where it is received, in which case the date of receipt shall be deemed to be the following business day;

          8.2.2.2 on the date that the receiving Party signs for the document, if delivered in person (including express mail);

          8.2.2.3 on the fifteenth (15th ) day after the date shown on the registered mail receipt, if sent by registered mail;

     8.2.3 Binding Force

          This Agreement shall be binding on the Parties.

8.3  Language and Counterparts

     This Agreement shall be executed in 5 originals in Chinese, with each party holding one copy.


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8.4  Days and Business Day

     A reference to a day herein is to a calendar day. A reference to a business day herein is to any day from Monday through Friday in a week.

8.5  Headings

     The headings contained herein are inserted for reference purposes only and shall not affect the meaning or interpretation of any part of this Agreement.

8.6  Unspecified Matters

     Any matter not specified in this Agreement shall be handled through discussions among the Parties and resolved in accordance with PRC laws.


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(No text on this page, signatory page of Option Agreement)

PARTY A: KONG ZHONG XIN TONG INFORMATION TECHNOLOGY LIMITED (BEIJING)


Authorized Representative:
                           ---------------------------

PARTY B: LI YANG


Signature:
           --------------------------

PARTY C: WU XUELEI


Signature:
           --------------------------

PARTY D: WUHAN CHENGXITONG INFORMATION & TECHNOLOGY CO. LTD.


Authorized Representative:
                           ---------------------------


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